Exhibit 99.1

OFFICE OF THE PRESIDENT
November 9, 2010	Scott L. Thompson President and Chief Executive Officer Direct Dial: (918) 669-2288 Facsimile: (918) 669-2970

BY FACSIMILE 973.496.7969

Mr. Ronald L. Nelson
Chairman and Chief Executive Officer
Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, New Jersey  07054
Dear Ron:

As more than a month has passed since we agreed to cooperate in the pursuit of antitrust regulatory clearance for a possible business combination between our companies, we think that it would be useful to review where things stand and how best to proceed forward.

Both Dollar Thrifty and Avis Budget have provided substantial volumes of documents to the FTC in compliance with its second request.  We understand that the FTC's review is ongoing, and we have heard anecdotally that this process has included the collection of information from our customers and competitors.  However, we have no clear indication as to when the FTC expects to complete its investigation.  Accordingly, the prospect of receiving definitive feedback from the FTC by the end of the year seems uncertain.

In view of these circumstances, we wish to know if Avis Budget intends to extend its commitment to explore a transaction with us on the proposed terms beyond the previously stated December 30, 2010 end date.  If Avis Budget is willing to extend its commitment until at least the end of the first quarter of 2011, and continues its good faith efforts to procure antitrust regulatory clearance for such a transaction, Dollar Thrifty would expect to continue to cooperate with Avis Budget's efforts during this period.

We remain of the view that until antitrust regulatory clearance is obtained, the commencement of an exchange offer for our shares would be unhelpful to both of our companies and our shareholders, and likely hinder the prospect of a successful transaction between us.  Absent regulatory clearance, no tender or exchange offer can be consummated, yet while it is pending both you and we would be subject to substantial disclosure obligations and conduct restrictions under the federal securities laws.  Therefore, our Board requests that you continue to refrain from making such an offer while our mutual exploration efforts continue.

Please let me know your thoughts.  As always, we appreciate your interest in our company.

Very truly yours,

/s/ Scott L. Thompson

Scott L. Thompson
President and
Chief Executive Officer